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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MATTRESS FIRM HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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April 12, 2013

Dear Stockholder:

        The Company's 2013 Annual Meeting of Stockholders will be held on May 30, 2013 at 8:00 a.m., local time, at the Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090), and I hope you will join us.

        At the meeting, we will be asking you:

  1.
  To elect three Class II directors for a three-year term to expire in 2016;

  2.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        As explained more fully in the proxy statement included with this Notice and in the Company's Notice of Internet Availability of Proxy Materials, you can vote using the Internet, by telephone, by mail or in person, in each case by following the instructions in the proxy statement.

        We urge you to vote your shares at your earliest convenience.

        Thank you very much for your interest in our Company.

Sincerely,

R. Stephen Stagner President and Chief Executive Officer Mattress Firm Holding Corp.

MATTRESS FIRM HOLDING CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2013

Dear Stockholders:

        The Annual Meeting of Stockholders (the "Annual Meeting") of Mattress Firm Holding Corp., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090), on May 30, 2013 at 8:00 a.m., local time, to vote on the following proposals:

  1.
  To elect three Class II directors for a three-year term to expire in 2016;

  2.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 12, 2013 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those Stockholders will be open to examination by any Stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the principal executive offices of the Company, 5815 Gulf Freeway, Houston, Texas 77023, for a period of ten days prior to the Annual Meeting.

        Important Notice Regarding the Internet Availability of Proxy Materials.    The Company has saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission rules. On or about April 19, 2013, the Company will mail to its stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the Company's Annual Meeting proxy statement and the Annual Report on Form 10-K for the fiscal year ended January 29, 2013 online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. As described in the Notice, the Company's Annual Meeting proxy statement and the Annual Report on Form 10-K for the fiscal year ended January 29, 2013 are available to you at http://www.proxyvote.com.

        If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors, your shares will not be voted on this matter.

        All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Kindel L. Elam Vice President, General Counsel and Secretary Mattress Firm Holding Corp.

Houston, Texas
April 12, 2013

MATTRESS FIRM HOLDING CORP.
Proxy Statement—Table of Contents

ABOUT THE ANNUAL MEETING

        Mattress Firm Holding Corp. (the "Company") is required by Delaware law (the state in which the Company is incorporated) to hold an annual meeting of stockholders for the express purpose of allowing the Company's stockholders to vote on those matters reserved to them under Delaware law or the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. The State of Delaware, the Securities and Exchange Commission (the "SEC") and the NASDAQ Global Select Market ("NASDAQ") have rules that govern how the Company must conduct annual stockholder meetings and what rights you may or may not have therein, especially related to how the Company solicits your votes for annual stockholder meetings, the form of proxy that the Company may use, and the information that the Company must provide to you. Below you will find a summary of matters that specifically relate to the 2013 Annual Meeting of Stockholders (the "Annual Meeting") and that the Company is required to disclose to you. The Company hopes that you find this summary useful in your understanding of the Annual Meeting process, the Company's business, the directors and the other matters that are pertinent to all of the above.

Date of Annual Meeting	May 30, 2013
Time of Annual Meeting	8:00 a.m., local time
Place of Annual Meeting	The Company's principal executive offices located at 5815 Gulf Freeway, Houston, Texas 77023 (telephone: (713) 923-1090)
Record Date for Annual Meeting (the "Record Date")	April 12, 2013
Attending the Annual Meeting

All stockholders of record are welcome at the Annual Meeting. If you plan to attend, please have proper identification. If your shares are held in street name, please have your most current brokerage account statement with you.

Mailing Date of Proxy Materials	On or about April 19, 2013
Votes to Be Taken at the Annual Meeting	You are voting on:
• Proposal 1: Election of Charles R. Eitel, David A. Fiorentino and Frederick C. Tinsey III as Class II directors whose terms expire in 2016 (see page 7);
• Proposal 2: To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013 (see page 9); and
• Any other business properly coming before the Annual Meeting.
Recommended Vote on Each Proposal	The recommendation of the Board of Directors of the Company (the "Board") can be found with the description of each proposal in this proxy statement. In summary, the Board recommends that you vote:
FOR each of the three nominees for Class II director; and
FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013.

Vote Required to Pass Each Proposal
Proposal 1—Election of Directors

Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Stockholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the Proxy Committee (as defined later in this proxy statement) may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than eight, as the Board may recommend.

Proposal 2—Ratification of Accountants

To ratify Proposal 2, stockholders holding a majority of the common stock, par value $0.01 per share, of the Company ("common stock") present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR this proposal.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	33,844,140 shares of common stock.
Voting of Shares	Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.
Company Principal Executive Offices	5815 Gulf Freeway, Houston, Texas 77023
Company Telephone Number	(713) 923-1090

 VOTING YOUR SHARES

Who is soliciting your proxy?	The Board.
Who can vote?	Stockholders of record or beneficial owners at the close of business on the Record Date, April 12, 2013, are entitled to notice of and to vote at the Annual Meeting.
Who is a "stockholder of record"?

You are a stockholder of record if your shares of the Company's stock are registered directly in your own name with the Company's transfer agent, Computershare Trust Company, N.A. (the "Transfer Agent"), as of the Record Date.

Who is a "beneficial owner"?

You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock and is the stockholder of record. This is often called ownership in "street name" because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the stockholder of record. You must follow the instructions of the stockholder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. As a general matter, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. The Company believes that only Proposal 2: Ratification of Independent Registered Public Accountants for Fiscal Year 2013 will be considered a routine matter for the Annual Meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Company that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Broker non-votes will be considered as present for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?

A quorum is required for stockholders to approve or reject proposals. For the purposes of the Annual Meeting, a quorum is the presence in person or by proxy (which includes voting over the Internet) of a majority of the total number of issued and outstanding shares of common stock as of the Record Date entitled to vote at the Annual Meeting. Broker non-votes will be considered as present for purposes of determining a quorum, but will not otherwise affect voting results.

What happens if I don't give specific voting instructions?

If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals.
What is the "Proxy Committee"?

The Proxy Committee was appointed by the Board and is comprised of R. Stephen Stagner and Jim R. Black. The Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?	By Internet. You can vote over the Internet at http://www.proxyvote.com by following the instructions on the proxy card.
By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903 from any touch-tone telephone. You must have your proxy card available when you call.

By Mail.    You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for delivery if you decide to vote by mail.

At the Annual Meeting.    If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the stockholder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 29, 2013.

How can I change my vote?

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, or by voting by ballot at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Annual Meeting.

Are there other matters to be voted on at the Annual Meeting?

The Board is not aware of any matters not set forth in this proxy statement that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?

The Company will bear the entire cost of soliciting the proxies, including the preparation, assembly, printing and mailing of this proxy statement. The Company has retained Broadridge Financial Solutions, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting and has agreed to pay approximately $14,750, plus reasonable out-of-pocket expenses, to Broadridge Financial Solutions, Inc. for proxy solicitation services. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications or by other means without additional compensation.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting. The Company will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the date of the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's business and affairs are managed under the direction of the Board. The Board consists of eight directors divided into three classes of two or three directors who serve in staggered three-year terms. The Company believes that a staggered Board is the most effective way for the Board to be organized because it ensures greater certainty of continuity from year-to-year, which provides stability in organization and experience. As a result of the three classes, at each annual meeting of stockholders, two or three directors are elected for a three-year term, while the other directors do not have to stand for election as their term is not then expiring.

        At the 2013 Annual Meeting, three individuals are to be elected as Class II directors to hold a three-year term of office from the date of their election until the Company's 2016 annual meeting and until their successors are duly elected and qualified.

        The three nominees for election as Class II directors are Charles R. Eitel, David A. Fiorentino and Frederick C. Tinsey III, each of whom is currently a Class II director and each of whom has agreed to serve as a director if elected. The Board has determined that Messrs. Eitel and Tinsey each qualify as (i) an "outside director," as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended, (ii) a "non-employee director," as such term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) an "independent director," as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules (the "NASDAQ Rules") and Section 10A(m)(3) of the Exchange Act, as well as meet the heightened independence requirements under the NASDAQ Rules applicable to members of an audit committee and a compensation committee. The Board has determined that Mr. Fiorentino qualifies as (i) an "outside director," as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended, (ii) a "non-employee director," as such term is used in Rule 16b-3 under the Exchange Act, and (iii) an "independent director," as defined in Rule 5605(a)(2) of the NASDAQ Rules. Although Mr. Fiorentino does not meet the heightened independence requirements under the NASDAQ Rules, he is not required to meet such standards so long as the Company is a "controlled company" as explained below under "Mattress Firm Holding Corp. Board—Committees of the Board; Director Independence." The Board considered the transactions identified below under "Corporate Governance—Certain Relationships and Related Transactions" in determining the independence of each of Messrs. Eitel, Fiorentino and Tinsey and concluded that such transactions did not affect his independence.

        If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, at their discretion, vote for another person as director.

        See the section of this proxy statement entitled "Other Information—Security Ownership of Certain Beneficial Owners and Management" for information as to ownership of Company securities by nominees for director.

        As discussed under "Mattress Firm Holding Corp. Board—Committees of the Board—Nominating and Corporate Governance Committee", the Nominating and Corporate Governance Committee annually reviews the composition of the Board and the committees of the Board to ensure there is the proper combination of skill, expertise, competence, qualification and experience on the Board and that each committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Nominating and Corporate Governance Committee also annually reviews the criteria that it and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each committee. To that end, the Nominating and Corporate Governance Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Nevertheless, the Nominating and Corporate Governance Committee believes that it has assembled an exemplary group of leaders who possess the skills, qualifications, experience and attributes necessary to guide the Company to continued successes.

        At a minimum, each director should possess the highest ethics and integrity, and demonstrate an unwavering commitment to representing your long-term interests. Each director should also have individual business experience and sound business judgment. The Board is also intended to encompass a range of talents, ages, skills, diversity and expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the business. All of the director nominees have experience in the oversight of companies as a result of their service on the Board and those of other companies and their involvement in the other organizations described below. This diverse and complementary set of skills, experience and backgrounds creates a highly qualified and independent Board.

        Set forth below you will find certain information for each of the nominees, which the Company believes evidences his qualifications to serve on the Board.

Nominees for Election as Class II Directors for a Term Ending 2016

        Charles R. Eitel joined the Company as a Director in January 2012 and is currently a member of the Company's Audit Committee and serves as chairman of the Company's Nominating and Corporate Governance Committee. He co-founded Eitel & Armstrong in December 2009, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Mr. Eitel is also a partner at E&A Advisors, which provides financial advice to middle market companies on capital formation, acquisitions, divestures, restructurings and private placements. Prior to forming Eitel & Armstrong, Mr. Eitel served as Chairman and Chief Executive Officer of Simmons Bedding Company, a mattress manufacturer, from January 2000 until September 2008. In November 2009, Simmons Bedding Company filed for Chapter 11 bankruptcy, which culminated with its sale in January 2010. Mr. Eitel currently serves on the board of directors of Duke Realty Corporation, American Fidelity Assurance Corporation and Criterion Brock, owned by Wedbush Capital Partners. Mr. Eitel also serves on the Advisory Board of Advanced Sleep Concepts, a bedding manufacturer. Mr. Eitel's extensive experience in the Company's industry as well as his experience as a director of various companies led to the conclusion that he should serve as a director of the Company.

        David A. Fiorentino joined the Company as a Director in August 2007 and is currently a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Fiorentino was a member of the Audit Committee until his resignation from the committee in October 2012. Mr. Fiorentino is a Partner at J.W. Childs Associates, L.P. ("J.W. Childs"), which is one of the Company's affiliates. Prior to arriving at J.W. Childs in July 2000, Mr. Fiorentino worked in the investment banking division of Morgan Stanley. He is currently a director of WS Packaging Group, Inc. and JA Apparel Corp, and previously served as a director of a number of other companies, including CHG Healthcare Services, Inc. Mr. Fiorentino's financial industry background as well as his experience as a Partner at J.W. Childs and as a director of various companies, including Mattress Firm, led to the conclusion that Mr. Fiorentino should serve as a director of the Company.

        Frederick C. Tinsey III joined the Company as a Director in August 2007, currently serving as chairman of the Audit Committee, and is a certified public accountant with a degree in Accounting and Finance. Mr. Tinsey is the owner of Tinsey Financial Consulting, at which he has served since 2003, and he has served on the board and audit committees of various privately held companies, including Murray's Discount Auto Stores, WS Packaging Group, Inc. and IDQ Holdings. He is currently Chairman of the board of directors of OE Quality Friction Inc., a brake pad manufacturer. Mr. Tinsey was at PricewaterhouseCoopers LLP from 1973 until 1993 and served as the co-head of its national retail practice from 1991 to 1993, engaging with various private and public retail clients. From 1994 through 2003, Mr. Tinsey served as the President and Chief Financial Officer of Murray's Discount Auto Stores. His experience as a certified public accountant, coupled with his experience as an officer or director of various companies, including Mattress Firm, led to the conclusion that he should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO THE BOARD AS CLASS II DIRECTORS.

 PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013

        The Audit Committee of the Board (the "Audit Committee") has appointed Grant Thornton LLP to serve as the Company's independent registered public accountants for fiscal year 2013. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee's appointment. The Company expects representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.

THE BOARD RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013.

 MATTRESS FIRM HOLDING CORP. BOARD

        In the fiscal year ended January 29, 2013 ("fiscal year 2012"), the Board held five meetings. Each of the directors attended more than seventy-five percent of the meetings of the Board and committees on which he was a member. The Company does not have a formal policy regarding director attendance at the annual meeting of stockholder of the Company; however, all directors attended the 2012 annual meeting. Each director who is up for election at the Company's 2013 annual meeting or who has a term that continues after such annual meeting is expected to attend the 2013 annual meeting.

        The Company is committed to ensuring that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may communicate with any of the directors by sending a letter to the director, c/o Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023. All such letters will be promptly forwarded to the respective director.

Leadership of the Board

        The Board is responsible for the oversight of the Company's overall strategy and operations. The Board is committed to objective oversight of the Company's management, especially through its independent leadership and committee membership.

        The Company does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Currently, the roles of Chief Executive Officer and Chairman of the Board are separate. The Chief Executive Officer is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the Company, and ensures that all directions of the Board are carried into effect. The Chairman is charged with presiding over all meetings of the Board and the Company's stockholders, and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company's business and operations.

The Board's Role in Risk Oversight

        The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risk facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material effect on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company's auditors. The Board has delegated certain risk assessment responsibilities to the Audit Committee, its compensation committee (the "Compensation Committee") and its nominating and corporate governance committee (the "Nominating and Corporate Governance Committee"). In particular, the Audit Committee focuses on financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting. The Compensation Committee sets compensation programs for management to ensure that compensation decisions both represent sound fiscal policy as well as enables the Company to attract, retain and motivate qualified personnel. The Nominating and Corporate Governance Committee oversees the annual Board self-evaluation and director nomination process in order to ensure a diverse and well balanced Board, and it reviews and recommends corporate governance principles applicable to the Company's executive officers. These committees meet regularly and report their findings to the Board throughout the year.

Committees of the Board; Director Independence

        The Board has a complex set of duties and responsibilities, both practically and as provided under Delaware law, rules and regulations promulgated by the SEC and NASDAQ, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated Bylaws. However, to govern a modern corporation, there are numerous activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. To do this, Delaware law gives the Board the authority to establish "committees" of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over the Company mandate certain committees and other various applicable laws give the Board the latitude to satisfy some of its duties and responsibilities through these committees.

        To this end, the Board has established three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee operates under a charter approved by the Board. Copies of each committee's charter are posted on the Corporate Governance section of the Investor Relations section of the Company's website, http://www.mattressfirm.com. The membership, principal duties and responsibilities of each committee are set forth below.

        In connection with the Company's initial public offering that was completed in November 2011 (the "IPO"), as a result of which the Company's common stock has been listed on NASDAQ, the Company has availed itself of the "controlled company" exception under the NASDAQ Rules. Accordingly, the Company is not currently required to have a majority of independent directors, nor is the Nominating and Corporate Governance Committee or the Compensation Committee required to be composed entirely of independent directors as defined under the NASDAQ Rules. Subsequent to the IPO, the Board determined that all of the directors, other than Mr. Stagner, qualify as "independent directors" within the meaning of the NASDAQ Rules applicable to directors who do not serve on an audit committee. Although not required for "controlled companies" under the NASDAQ Rules, both the Nominating and Corporate Governance Committee and the Compensation Committee are composed entirely of independent directors. The "controlled company" exception did not modify the independence requirements for the Audit Committee, and the Company remains in compliance with the applicable requirements of the Sarbanes-Oxley Act and the NASDAQ Rules relating to its Audit Committee, including with respect to the heightened independence standards applicable to audit committee members. The Board has determined that Messrs. Eitel, Fortunato and Tinsey, who constitute the Audit Committee, are "independent directors" within the meaning of Section 10A(m)(3) of the Exchange Act, and meet the heightened independence standards applicable to audit committee members under the NASDAQ Rules.

        The membership of the Committees is set forth below:

Name	Audit Committee		Compensation Committee	Nominating and Corporate Governance Committee
Charles R. Eitel	X	(1)		Chair
David A. Fiorentino			X	X
Joseph M. Fortunato	X	(1)
Adam L. Suttin			X
Frederick C. Tinsey III	Chair	(1)		X
William E. Watts			Chair	X

(1)
The Board has determined that each of Messrs. Tinsey and Eitel is an "audit committee financial expert" as defined in applicable SEC rules and each of Messrs. Tinsey,

  Fortunato and Eitel has the requisite financial sophistication required under the applicable NASDAQ Rules.

  Audit Committee

        The committee's charter provides that the principal duties and responsibilities of the Audit Committee include:

  •
  appointing, compensating, retaining and overseeing the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and reviewing and appraising the audit efforts of the Company's independent registered public accounting firm;

  •
  establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

  •
  engaging independent counsel and other advisers, as necessary;

  •
  reviewing and pre-approving various services provided by accountants retained by the committee;

  •
  serving as an independent and objective party to oversee the Company's internal controls and procedures system;

  •
  providing an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In addition, all audit and non-audit services, other than de minimis non-audit services, provided by the Company's independent registered public accounting firm must be approved in advance by the Audit Committee. In fiscal year 2012, the Audit Committee held eight meetings.

        Additional information regarding the Audit Committee and the Company's independent registered public accounting firm is disclosed under the heading "Audit Committee Matters—Independent Registered Public Accounting Firm" and "Audit Committee Matters—Audit Committee Report" elsewhere in this proxy statement.

  Compensation Committee

        The committee's charter provides that the principal duties and responsibilities of the Compensation Committee include:

  •
  reviewing and approving corporate and individual goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of the goals and objectives;

  •
  reviewing and approving executive officer compensation;

  •
  reviewing and approving the chief executive officer's compensation based upon the compensation committee's evaluation of the chief executive officer's performance;

  •
  making recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administering the Company's existing incentive compensation and equity-based plans;

  •
  making recommendations to the Board regarding compensation of the board members and its committee members;

  •
  reviewing and discussing with management the compensation discussion and analysis to be included in the Company's filings with the SEC and preparing an annual compensation committee report for inclusion in the Company's annual proxy statement;

  •
  reviewing and approving generally any significant non-executive compensation and benefits plans;

  •
  reviewing the Company's significant policies, practices and procedures concerning human resource-related matters; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In fiscal year 2012, the Compensation Committee met four times.

  Nominating and Corporate Governance Committee

        The committee's charter provides that the principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

  •
  recruiting and retention of qualified persons to serve on the Board;

  •
  proposing such individuals to the Board for nomination for election as directors;

  •
  evaluating the performance, size and composition of the Board;

  •
  compliance activities; and

  •
  overseeing any other such matters as the Board shall deem appropriate from time to time.

        In fiscal year 2012, the Nominating and Corporate Governance Committee met twice.

        The Nominating and Corporate Governance Committee is responsible for reviewing with the entire Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Board believes that directors should bring to the Company a variety of perspectives and skills that are derived from high quality business and professional experience and that are aligned with the Company's strategic objectives. Although the Company does not have a formal policy considering diversity in indentifying nominees for director, the Board and the Nominating and Corporate Governance Committee generally consider an array of factors, including all aspects of diversity. Other factors considered by the Board and the Nominating and Corporate Governance Committee include, without limitation, an individual's personal and professional ethics, integrity, business sense, interest in the Company and commitment to representing the long-term interests of the Company's stockholders. The Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential directors. The composition of the Board should at all times adhere to the standards of independence promulgated by applicable NASDAQ and SEC rules. The Company also requires that directors be able to attend all board and applicable committee meetings. In this respect, directors are expected to advise the Nominating and Corporate Governance Committee in advance of accepting any other public company directorship.

        The Nominating and Corporate Governance Committee identifies nominees for election to the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and Board may be consulted for suggestions as to individuals meeting the criteria above. Research may also be performed to identify qualified individuals.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        The Company has adopted a written code of business conduct and ethics that applies to the Company's directors, officers, employees and certain other persons, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The current version of the code is posted on the Corporate Governance section of the Investor Relations section of the Company's website, http://www.mattressfirm.com. The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Certain Relationships and Related Transactions

        The Board has adopted written policies and procedures for the review, approval or ratification of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

        If a Related Person proposes to enter into such a transaction, arrangement or relationship (a "Related Person Transaction"), the Related Person must report the proposed transaction to the Company's Compliance Officer. If the Compliance Officer determines that the proposed transaction is a Related Person Transaction, it shall be submitted to the Audit Committee for consideration. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed Related Person Transactions that arise between Audit Committee meetings.

        In the event the Company becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under this policy, such ongoing or pending transactions will be submitted to the Audit Committee or the chair of the Audit Committee promptly. Based on the conclusions reached, the Audit Committee or the chair will evaluate all options, including ratification, amendment or termination. If the transaction is completed, the Audit Committee or the chair will determine if rescission of the transaction and/or any disciplinary action is appropriate, and will ask the Compliance Officer to evaluate the Company's controls and procedures to determine the reason the transaction was not submitted for prior approval.

        A Related Person Transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the Related Person's interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

  •
  the benefits to the Company;

  •
  the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        The Audit Committee may approve or ratify a Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the Company's best interests. The Audit Committee may impose any conditions on the Related Person Transaction that it deems appropriate.

  Registration Rights Agreement

        In connection with the IPO, certain indirect holders of the Company's equity immediately prior to the IPO became party to a registration rights agreement with the Company. Pursuant to the agreement, J.W. Childs, which indirectly owns an aggregate of 18,105,470 shares of the Company's common stock as of April 5, 2013, has a right to require the Company to register its shares under the Securities Act of 1933, as amended (the "Securities Act"). In addition, certain other holders of the remaining shares of the Company's outstanding common stock immediately prior to the IPO who became party to the registration rights agreement are entitled to include their shares of common stock in any such registrations, subject to the ability of the underwriters to limit the number of shares included under certain circumstances. The Company is obligated to pay all fees, costs and expenses of any such registration, other than underwriting discounts and commissions.

  Other Relationships with J.W. Childs

        Investment funds associated with J.W. Childs indirectly own 53.5% of the Company's outstanding common stock as of April 5, 2013. For as long as J.W. Childs continues to directly or indirectly own shares of common stock representing more than 50% of the voting power of the Company's common stock, J.W. Childs will be able to direct the election of all of the members of the Board and could exercise a controlling influence over the Company's business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, these entities will have the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders, will have the power to prevent a change in the Company's control and could take other actions that might be favorable to them.

        J.W. Childs and its affiliates are not subject to any contractual obligations to retain their controlling interest. There can be no assurance as to the period of time during which J.W. Childs will maintain its ownership of the Company's common stock.

Procedures for Stockholders to Recommend Director Nominees

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with the Company's Amended and Restated Bylaws. In order to recommend a candidate, a stockholder must notify the Company's Secretary in writing at Secretary, Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023.

        For a stockholder's recommendation to be considered for the 2014 Annual Meeting of Stockholders, a stockholder's notice must be delivered by a date not less than 90 nor more than 120 days prior to May 30, 2014. Any notice to the Secretary must include the following:

  •
  as to each candidate that the stockholder proposes for election or reelection as a director:

  •
  all information relating to such candidate that would be required to be disclosed in solicitations of proxies for the election of such candidate as a director pursuant to Regulation 14A under the Exchange Act;

  •
  such candidate's written consent to serve as a director if elected; and

    •
    a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate, and his or her respective affiliates or associates, on the other hand.

  •
  as to the stockholder:

  •
  the name and address of the stockholder and any other stockholder or affiliate on whose behalf the nomination is made;

  •
  the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder and any other stockholder or affiliate on whose behalf the nomination is made;

  •
  a description of any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Company or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (each, a "Derivative Instrument") directly or indirectly owned beneficially or of record by such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder, or any other stockholder or affiliate on whose behalf the nomination is made;

  •
  any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, has a right to vote any securities of the Company;

  •
  any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, is a general partner or beneficially owns an interest in a general partner,

  •
  any performance-related fees (other than an asset-based fee) that such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, is entitled to based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments;

  •
  any other information relating to such stockholder, and any other stockholder or affiliate on whose behalf the nomination is made, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act;

  •
  a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

  •
  whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company's voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees.

        In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Company, within 10 days of receipt of the form of questionnaire from the Company.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during fiscal year 2012 were as set forth above under "Mattress Firm Holding Corp. Board—Committees of the Board." During fiscal year 2012, there were no compensation committee interlocks between the Company and any other entity involving the Company's or such entity's executive officers or board members.

Directors Continuing in Office

  Class I Directors—Term Ending 2015

        R. Stephen Stagner became the Company's Chief Operating Officer in January 2005 as a result of the merger between Mattress Firm and his former Mattress Firm franchise, Elite Management Team, or Elite. From February 2006 until his promotion in February 2010, Mr. Stagner served as the Company's Executive Vice President and Chief Operating Officer. He was promoted to President and Chief Executive Officer in February 2010 and has served as a Director of the Company since February 2010. From 1996 to 2004, Mr. Stagner was the Chief Executive Officer of Elite. Mr. Stagner has 20 years of experience in the bedding industry, including employment with mattress manufacturers Sealy Corporation and Simmons Bedding Company, and owning and operating the largest franchise in the Mattress Firm network while with Elite. Mr. Stagner has also served in various capacities with the Mattress Firm Foundation, including as its President since January 2011 and director from January 2007 until December 2010. Since October 2009, Mr. Stagner has served as director of Rousche College of Business Advisory Council at Stephen F. Austin State University. Mr. Stagner's experience as the Company's President and Chief Executive Officer, and formerly his experience as Chief Operating Officer, coupled with his in-depth knowledge of the Company's industry, led to the conclusion that he should serve as a director of the Company.

        William E. Watts joined the Company as a Director in January 2007. Mr. Watts is also a Partner of J.W. Childs, one of the Company's affiliates. Prior to joining J.W. Childs in 2001, Mr. Watts was President and Chief Executive Officer of General Nutrition Companies, Inc. from 1991 until 2001. Prior to being named President and Chief Executive Officer in 1991, Mr. Watts held the positions of President and Chief Operating Officer of General Nutrition, President and Chief Operating Officer of General Nutrition Center, Senior Vice President of Retailing and Vice President of Retail Operations. Mr. Watts currently serves as Chairman of the board of JA Apparel Corp. and Tile Shop Holdings, Inc., is a director of Brookstone, Inc. and, until 2012, was a director at EmployBridge, Inc. and Fitness Quest, Inc. Mr. Watts's experience as a director of various companies, including Mattress Firm, as well as his experience as Chief Executive Officer of a company with a well-known brand, led to the conclusion that he should serve as a director of the Company.

  Class III Directors—Term Ending 2014

        John W. Childs joined the Company as a Director in August 2007. Mr. Childs has been Chairman and Chief Executive Officer of J.W. Childs, one of the Company's affiliates, since 1995. From 1991 to 1995, Mr. Childs was Senior Managing Director of the Thomas H. Lee Partners and from 1987 to 1990 was a Managing Director of Thomas H. Lee Partners. Prior to 1987, Mr. Childs was associated with the Prudential Insurance Company of America for 17 years where he held various executive positions in the investment area, ultimately serving as Senior Managing Director in charge of the Capital Markets Group at which time he was responsible for Prudential's approximately $77 billion fixed income portfolio, including all the Capital Markets Group's investments in leveraged acquisitions. He is currently a director of Sunny Delight Beverages Co., Esselte Ltd. and Simcon, Inc. and was a director at Advantage Sales and Marketing, Inc. and CHG Healthcare Services, Inc. Mr. Childs's experience serving as a director of various companies, including his experience with Mattress Firm, and his expertise in private equity led to the conclusion that he should serve as a director of the Company.

        Joseph M. Fortunato joined the Company as a Director in October 2012. Mr. Fortunato currently serves as the Chairman, President and Chief Executive Officer of General Nutrition Centers, Inc. (NYSE: GNC). Mr. Fortunato became a member of the GNC board of directors in March 2007, and has served as Chief Executive Officer or President and Chief Executive Officer of GNC since November 2005. Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer of GNC from June 2005 until November 2005. Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997. In addition to serving on the board of directors of GNC and the Company, Mr. Fortunato currently serves on the board of directors of KUE Management Inc., a provider of education programs and services, and Sprout Farmers Markets, LLC, a specialty grocery chain operating in eight states. Mr. Fortunato's years of experience with a publicly-traded retail company, both as a director and a member of management, and his perspective of day-to-day operations in the retail industry led to the conclusion that he should serve as a director of the Company.

        Adam L. Suttin joined the Company as a Director in August 2007 and was a member of the Audit Committee until his resignation from the committee in February 2012. Mr. Suttin is also a Partner of one of the Company's affiliates, J.W. Childs, which he co-founded in July 1995. Previously, Mr. Suttin was an Associate at Thomas H. Lee Partners, where he was employed from 1989 until 1995. Mr. Suttin is currently a director of Brookstone, Inc., The Nutrasweet Company, Sunny Delight Beverages Co., JA Apparel Corp. and Esselte Ltd., and was a director at Advantage Sales and Marketing, Inc. from March 2006 until December 2010. Mr. Suttin's experience as a co-founder of J.W. Childs, coupled with his experience as a director of various companies, including Mattress Firm, led to the conclusion that Mr. Suttin should serve as a director of the Company.

        Below you will find a tabular summary of the entire Board, their ages as of April 5, 2013, the year they were each elected and the year in which their term ends.

Name	Position(s) with the Company	Age	Company Director Since	Term Ending
Class I
R. Stephen Stagner	President, Chief Executive Officer and Director	44	2010	2015
William E. Watts	Director, Chairman of the Board	60	2007	2015
Class II
Charles R. Eitel	Director	63	2012	2016	(1)
David A. Fiorentino	Director	37	2007	2016	(1)
Frederick C. Tinsey III	Director	61	2007	2016	(1)
Class III
John W. Childs	Director	71	2007	2014
Joseph M. Fortunato	Director	60	2012	2014
Adam L. Suttin	Director	45	2007	2014

(1)
If elected at the Annual Meeting.

EXECUTIVE COMPENSATION

Executive Officers of the Company

        The following table sets forth the names of the executive officers of the Company, their positions and ages as of April 5, 2013:

Name	Age	Position
R. Stephen Stagner	44	President, Chief Executive Officer and Director
Stephen G. Fendrich	52	Chief Strategy Officer
Jim R. Black	54	Executive Vice President, Chief Financial Officer and Treasurer
Michael S. Galvan	44	Senior Vice President and Chief Accounting Officer
Kenneth E. Murphy III	37	Executive Vice President, Sales and Operations
Bruce Levy	55	Executive Vice President, Real Estate and Construction
Karrie Forbes(1)	37	Executive Vice President, Marketing and Merchandising
Craig McAndrews(1)	45	Executive Vice President, Retail Concept Development
George W. McGill	54	Vice President, Field Operations
Kindel L. Elam	33	Vice President, General Counsel and Secretary

(1)
Effective April 3, 2013, Ms. Forbes became our Executive Vice President of Marketing and Mr. McAndrews assumed the role of Executive Vice President of Merchandising.

        Stephen G. Fendrich became the Company's Chief Strategy Officer upon his return to Mattress Firm in September 2010. He co-founded Mattress Firm in 1986 with two other partners. He was involved with all aspects of the business but was directly responsible for the financial, real estate, information technology and franchise areas of Mattress Firm until 2002. From 2002 to 2010 he held several management positions within the bedding industry, including President and Chief Executive Officer of The Sleep Country, Inc. and Executive Vice President of Sales and President and Chief Operating Officer of Simmons Bedding Company. While with Simmons, the company filed for Chapter 11 bankruptcy and, during 2009, Mr. Fendrich led Simmons through its balance sheet restructuring that culminated with its sale in January 2010.

        Jim R. Black became the Company's Executive Vice President and Chief Financial Officer in September 2000, and currently serves as its Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Mattress Firm, Mr. Black spent 20 years with public accounting firms, the majority with the international firms of Ernst & Young, LLP and PricewaterhouseCoopers, LLP. He is a certified public accountant and member of the American Institute of Certified Public Accountants.

        Michael S. Galvan became the Company's Senior Vice President and Chief Accounting Officer in December 2012. From 2008 until December 2012, Mr. Galvan served as Vice President and Chief Accounting Officer of Main Street Capital Corporation (NYSE: MAIN), an investment company. Prior to that, Mr. Galvan was senior manager of financial operations with Direct Energy, a retail gas and electricity service provider since October 2006. From September 2005 to October 2006, he was a senior audit manager with Malone & Bailey, PC, where he managed and coordinated audits of both publicly traded and private companies. From March 2003 to September 2005, Mr. Galvan was Director of Bankruptcy Coordination at Enron Corporation. Prior to March 2003, he served in other executive positions at various Enron affiliates. Prior to joining Enron, Mr. Galvan was a senior auditor with Arthur Andersen LLP.

        Kenneth E. Murphy III became the Company's Executive Vice President, Sales and Operations, effective January 15, 2012 after holding various positions within Mattress Firm since 2005, including National Vice President of Sales, Director of Training and Recruiting, Vice President of Field and Talent Management and Regional Vice President of Sales. From 2003 to 2005, Mr. Murphy was as an account manager at Sealy. Mr. Murphy is also currently serving on the board of the David F. Miller

Center for Retailing Education and Research at the University of Florida and the Stephen F. Austin University General Business Advisory Board.

        Bruce Levy became the Company's Vice President, Real Estate and Construction in January 2009 to focus on continuing the Company's nationwide expansion, and was promoted to Executive Vice President, Real Estate and Construction in September 2012. From 2005 until the time he joined Mattress Firm, Mr. Levy was a Limited Partner at Interface Properties, Inc., having been involved with locating land and developing multi-tenant retail buildings. Mr. Levy has over 25 years of experience as a senior officer of several Fortune 500 companies in the real estate and construction sector, including the Office Depot, Inc., Blockbuster L.L.C., Gateway, Inc., Tweeter Home Entertainment Group, Inc. and PETCO Animal Supplies, Inc. Mr. Levy's experience includes opening retail stores throughout the United States, Europe and Asia.

        Karrie Forbes became the Company's Executive Vice President, Marketing and Merchandising effective January 15, 2012. Prior to this appointment, she served as the Company's Vice President of Marketing for four years. Ms. Forbes is responsible for the strategic direction of the marketing, advertising and communication. Ms. Forbes joined a Mattress Firm franchise in 1997 and held positions of increasing responsibility in sales, customer service, recruiting, training and advertising through 2005, when she joined Mattress Firm as Director of Merchandising. Ms. Forbes also serves on the advisory board with the Better Sleep Council and Clear Channel Radio Houston. Ms. Forbes is married to Matthew Forbes, the Company's Divisional Vice President of Operations.

        Craig McAndrews was promoted to Executive Vice President, Retail Concept Development in February 2012, and is responsible for the development and testing of alternate retail operating formats and continued franchise development. Prior to this position, Mr. McAndrews served as Vice President of Merchandising from February 2010 until his promotion and Regional Sales Manager from February 2009 to February 2010. Before joining Mattress Firm, Mr. McAndrews was the owner and director of Innovative Retail Group from 2003 to 2009. From 1999 until 2003, he was President of a Mattress Firm franchise, which he had co-founded. Previously, he was Vice President of Sales at Simmons Bedding Company.

        George W. McGill was promoted to Vice President, Field Operations in July 2009 from his previous position as the Company's Vice President of Operations, which he held from January 2007, until his promotion. Prior to joining Mattress Firm in 2007, he was Vice President of Operations for Ultimate Acquisition Partners, LP (f/k/a Ultimate Electronics) from 2002 to 2006. Mr. McGill worked for 12 years at Circuit City Stores, Inc. in supply chain management.

        Kindel L. Elam joined Mattress Firm in July 2012 as Vice President and General Counsel, responsible for providing guidance on legal compliance and responsibility. From 2004-2012, Ms. Elam worked at Fulbright & Jaworski L.L.P. where she served as Senior Associate for the last two years. During that time period, Ms. Elam spent one year on secondment in Tokyo, Japan with Mitsui & Co., Ltd., a Japanese trading company traded on the Tokyo Stock Exchange. Ms. Elam has experience in a wide range of legal activities, including mergers and acquisitions, public and private securities transactions and finance.

        Mr. Stagner's background is described above under "Corporate Governance—Directors Continuing in Office."

        There are no family relationships between any director or executive officer of the Company.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the "—Compensation Discussion and Analysis" set forth below with management. Based on these reviews and discussions, we recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee
William E. Watts (Chair)
David A. Fiorentino
Adam L. Suttin

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "Summary Compensation Table" and the most important factors relevant to an analysis of these policies and decisions. Our "named executive officers" for fiscal year 2012 were:

  •
  R. Stephen Stagner, President and Chief Executive Officer ("CEO");

  •
  Jim R. Black, Executive Vice President, Chief Financial Officer ("CFO") and Treasurer;

  •
  Stephen G. Fendrich, Chief Strategy Officer ("CSO");

  •
  Bruce Levy, Executive Vice President, Real Estate and Construction; and

  •
  Karrie Forbes, Executive Vice President, Marketing and Merchandising.

Overview of Fiscal Year 2012 Performance and Compensation

        We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed to attract and retain experienced and qualified executive officers and to incentivize them to achieve overall business results and individual performance goals. Our executive compensation programs also support our strategic objectives by aligning the interests of our executive officers with those of our stockholders through the use of operational and financial performance goals and equity-based compensation.

        Our compensation policies and compensation-related decisions center on the following objectives:

  •
  attracting and retaining talented and experienced executive officers;

  •
  motivating and rewarding executive officers whose knowledge, skills and performance are critical to our success;

  •
  aligning the interests of our executive officers and stockholders by incentivizing executive officers to increase stockholder value and rewarding executive officers when stockholder value increases and performance goals are met;

  •
  providing a competitive compensation package in which total compensation places significant weight on performance-based compensation;

  •
  ensuring fairness among the executive management team by recognizing the contributions each executive officer makes to our success; and

  •
  fostering a shared commitment among our executive officers by coordinating Company and individual goals.

        Each of the key elements of our executive compensation programs is discussed in more detail below. Our executive compensation programs are designed to complement and to collectively serve the compensation objectives described above, as well as reward teamwork and each individual's contribution to the Company, including the impact of such contribution on the Company's overall financial performance and to produce positive long-term results for our stockholders and employees. We have not adopted formal policies for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation; we have, however, created base salary, annual bonus and equity award guidelines to enable us to set compensation amounts and opportunities in a manner internally consistent across job positions for all employees, including our named executive officers. An executive officer's annual base salary and annual cash incentive amounts do not fluctuate as a result of increasing gains from equity awards. However, the Compensation Committee will consider such gains in awarding additional equity compensation. The Company views the compensation elements as different means of encouraging and promoting performance that are meant to function together.

        At the 2012 annual meeting of stockholders, the stockholders approved, on a non-binding, advisory basis, the compensation of the Company's named executive officers. The Compensation Committee considered the results of the advisory vote of the stockholders in its review of executive compensation in fiscal year 2012 and determined that the stockholders generally supported the compensation packages awarded to the Company's named executive officers, and the objectives and policies by which those packages were determined. The stockholders also voted, on a non-binding, advisory basis, on the frequency of holding non-binding, advisory votes on the compensation of the Company's named executive officers. As previously reported, the stockholders of the Company voted in favor of holder an advisory vote every three years. The Compensation Committee considered the results of this vote and determined that, consistent with the majority vote of the Company's stockholders at the 2012 annual meeting of stockholders, the Company will hold future non-binding stockholder advisory votes on the compensation of the Company's named executive officers every three years at the Company's annual meeting of stockholders. Accordingly, the next non-binding, advisory vote on executive compensation will be submitted to the stockholders at the 2015 Annual Meeting of Stockholders.

Highlights of Fiscal Year 2012 Performance

        During fiscal year 2012, we achieved strong financial performance, and we believe our named executive officers were instrumental in helping us achieve these results. Highlights of our fiscal year 2012 performance include the following:

  •
  Net income increased $5.5 million to $39.9 million for fiscal year 2012 compared to $34.4 million for fiscal year 2011.

  •
  Adjusted EBITDA increased $33.5 million to $121.0 million for fiscal year 2012 compared with $87.5 million for fiscal 2011. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation and amortization and other adjustments (such as goodwill impairment charges, loss on store closings and acquisition expenses). Adjusted EBITDA is not a performance measure under accounting principles generally accepted in the United States. See "Item 6. Selected Financial Data" of the Company's Annual Report on Form 10-K for fiscal year 2012 (the "2012 Annual Report") for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.

  •
  Net sales increased $303.4 million, or 43.1%, to $1.0 billion for fiscal year 2012, compared to $703.9 million for fiscal year 2011. Comparable-store sales increased 6.1% during fiscal year 2012.

  •
  We opened 118 new stores and acquired 242 stores during fiscal year 2012. New and acquired stores, net of stores closed, added $261.5 million in net sales during fiscal year 2012.

  •
  Operating cash flows were $78.7 million during fiscal year 2012 compared to $81.7 million during fiscal year 2011, which were the primary funding source for acquisitions, capital expenditures and debt principal payments in fiscal year 2012.

 Compensation Framework: Policies and Processes

  Roles of the Compensation Committee and Executive Officers in Setting Compensation

        The Compensation Committee is composed entirely of three non-employee, independent members of the Board. No Compensation Committee member participates in any of our employee compensation programs. Our Compensation Committee is generally responsible for developing and administering our executive compensation programs and determining the nature and amount of compensation paid to our executive officers, and, for all of our employees including our executive officers, administering our equity compensation plans and awards. Our CEO, CSO and CFO will discuss and recommend the nature and amount of compensation payable to our executive officers other than the CEO, CSO and CFO as well as equity awards to all employees. The Compensation Committee will consider these recommendations when determining the compensation packages of all executive officers and the grant of any equity awards under our equity compensation plans.

        The Compensation Committee has adopted a written charter under which it operates. This charter is available on our website, http://www.mattressfirm.com.

        Prior to the IPO, we had a Company-level compensation committee, which was comprised of three voting members (our CEO, CFO and CSO) and four non-voting members (all of whom were members of either our human resources or finance departments). The Company-level compensation committee had been responsible for recommending and determining base salary amounts and increases for our executive officers (other than themselves), and for recommending the annual bonus goals under our annual incentive program to the board of managers of our then-sole shareholder, Mattress Holdings, LLC (the "Board of Managers"), for its approval. Prior to the IPO, the Board of Managers was responsible for determining the elements that comprise our executive compensation programs in general, as well as approving the performance objectives associated with our annual bonus programs and approving the equity grants made to employees, both as described below. The Company-level compensation committee continues to function and is responsible for determining the compensation of employees other than our executive officers.

        The compensation for our CEO, CFO and CSO is governed by their respective employment agreements, which are described below. These agreements were amended and restated in September 2011 and approved by our Board. Prior to the IPO, the Board of Managers provided oversight of the Company's compensation practices with respect to these three named executive officers. Our Company-level compensation committee, which is described above, did not make any compensation determinations for these three individuals.

  Use of Comparative Market Data

        As part of our preparation in 2011 to become a public company, our Board engaged Pearl Meyer & Partners, or "Pearl Meyer," an independent compensation consulting firm, to advise on certain aspects of compensation for our executive officers, including assisting us in determining the size and terms of the grants of equity awards to be made under our newly-established equity plan in connection with the IPO. Grants made to our executive officers at the time of the IPO reflected the recommendations that Pearl Meyer provided to the Board related to such awards. In addition, Pearl Meyer developed, and our Board approved, a peer group of companies against which to assess the following key components of our executive officers' compensation following the IPO: base salary, annual cash bonus and long-term incentives. While our CEO, CFO and CSO considered 2011 market data compiled by Pearl Meyer in making compensation recommendations to the Compensation Committee during fiscal year 2012, the Compensation Committee did not benchmark total executive compensation or individual compensation elements against this or any other peer group.

        As a public company, we expect to use market data, and may decide to continue to use the services of a compensation consultant, to provide input in establishing the level and types of certain elements of our executive compensation program. While we anticipate that we will take a more systematic approach to reviewing competitive data on executive compensation levels and practices, we expect to continue to apply the compensation philosophies and strategies that we believe are appropriate for our business, and that focus more on long-term and performance-based incentive compensation than on fixed compensation.

        Prior to the IPO, certain members of our human resources department conducted, on an annual basis, an analysis of our executive compensation programs relative to those of other comparable companies to gain a general understanding of whether our executive compensation programs were competitive. During fiscal year 2011, prior to the IPO, Triad Consultants, Inc., an independent consulting firm, performed a compensation review under which it used a number of sources to provide us with relevant market data. While we had historically reviewed the data provided by our human resources department and Triad Consultants, Inc., and from time to time adjusted our compensation practices in light of such data, prior to the IPO we did not formally benchmark our executive compensation levels against the gathered survey data or against any specific group of companies.

Elements of Executive Officer Compensation

        The following is a discussion of the primary elements of compensation for each of our executive officers for fiscal year 2012. Compensation for our executive officers consisted of the following elements for fiscal year 2012:

  •
  Base Salary.  A fixed cash payment intended to attract and retain talented individuals, recognize career experience and individual performance and provide competitive compensation.

  •
  Bonus and Short-Term Incentive Arrangements.  An annual cash incentive based on Company performance intended to promote and reward achievement of the Company's annual financial and strategic objectives.

  •
  Long-Term Stock-Based Incentive Arrangements.  Periodic grants of time-based and performance-based stock options under our equity plan, which are intended to align the executive officer's interests with those of our stockholders by tying value to long-term Company performance.

  •
  Retirement and Welfare Benefits.  Retirement benefits (including a 401(k) plan and non-qualified deferred compensation plan) intended to provide tax-efficient retirement savings and health and welfare benefits (including medical, dental, vision, life and AD&D insurance and short-term and long-term disability insurance) intended to provide comprehensive benefits.

  •
  Executive Perquisites.  Additional benefits offered to certain of our executive officers to provide competitive supplemental benefits, such as Company payment of the premiums associated with health and welfare benefits (including medical, dental and vision coverage), and separate Company-paid life and disability insurance policies for Messrs. Stagner, Black and Fendrich.

  Base Salary

        We believe that a competitive base salary is required in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Additionally, given the aggressive growth philosophy of our Company coupled with the recent IPO and consequences of operating as a publicly-traded company, we believe that allocating a significant portion of our executive officers' compensation package to fixed compensation creates the secure environment necessary for our executive officers to pursue growth and sales opportunities while simultaneously taking the time to fully evaluate each such opportunity and the risks and benefits commensurate therewith.

        The base annual salaries of the Company's named executive officers for fiscal year 2012 were as follows:

Name	Base Salary
R. Stephen Stagner	$500,000
Stephen G. Fendrich	$350,000
Jim R. Black	$350,000
Karrie Forbes	$250,000
Bruce Levy	$239,900

        The base salaries of Messrs. Stagner, Black and Fendrich are set forth in their respective employment agreements, which were amended and restated effective September 14, 2011 and approved by our Board. In connection with the IPO, the base salaries of Messrs. Stagner, Black and Fendrich were automatically increased to the amounts set forth above as provided in their respective employment agreements. When determining the IPO-based increase to the base salaries of these named executive officers, our Board took into account the Company's performance during fiscal year 2011 and expansion over the prior two fiscal years, as well as the increased roles and responsibilities the executive officers would have as executive officers of a publicly traded company. The employment agreements also provide, in very limited circumstances, for an automatic annual cost of living adjustment to base salaries on February 1 of each year. No cost of living adjustment was required on February 1, 2013.

        Prior to the IPO, recommendations for the base salaries of Mr. Levy and Ms. Forbes were made by our human resources department, in accordance with our salary administration policy. Our salary administration policy is an internal tool that establishes a salary range for each job position covered by the policy. We generally do not deviate from these guidelines when setting base compensation or increasing base salary, although from time to time we have done so in circumstances warranting special considerations. Our human resources department, when recommending an executive officer's initial base salary, reviews the salary guidelines, the individual's role, expected responsibilities, skills, experience and prior compensation levels and general market data. When recommending subsequent increases to base salary, our human resources department reviews the salary guidelines, the executive officer's contributions to the Company, individual performance and general market trends.

        Each year prior to the IPO, our human resources department presented, for review and approval by our CEO, CFO and CSO, initial salary recommendations and recommendations for base salary increases for all other employees, including Mr. Levy and Ms. Forbes. Our CEO, CFO and CSO then recommended to the chairman of the Board of Managers an aggregate amount for base salary increases for all employees. The chairman of the Board of Managers approved the aggregate amount, but not any individual base salary increases. Our CEO, CFO and CSO then reviewed and approved the individual base salary increases for our other executive officers.

        At the beginning of fiscal year 2011, Ms. Forbes' base salary was increased from $200,000 to $206,500 and Mr. Levy's base salary was increased from $225,000 to $239,900, in each case based on the factors described above. Following the IPO, in connection with her promotion to Executive Vice President, Marketing and Merchandising, Ms. Forbes entered into amended and restated offer letter, effective January 15, 2012, to provide for an increase in her annual base salary to $230,000, which increase was approved by the Board. In June 2012, after a review of the 2011 market data compiled by Pearl & Meyer, Ms. Forbes' base salary was further increased to $250,000 at the recommendation of our CEO to ensure that her salary reasonably reflected competitive market rates.

        Our Compensation Committee is now responsible for the review, evaluation and approval of all executive officer compensation. The committee considers recommendations of our human resources department and proposals by the CEO, CFO and CSO in making its determination. The Compensation

Committee has the authority to increase the base salaries of our executive officers; however, given the recent increases made in connection with the IPO and otherwise in 2012, no other increases in base salary were approved in fiscal year 2012.

  Bonus and Short-Term Incentive Arrangements

        In addition to receiving base salaries, our executive officers are eligible to earn annual cash bonuses under our Executive Annual Incentive Plan based upon the attainment of specific performance objectives. During fiscal year 2012, our executive officers were each eligible for a bonus based solely on achievement of the Company's Adjusted EBITDA goals as the only performance objective.

        The cash bonuses (as a percentage of base salary) payable to each named executive officer if the relevant performance goals associated with his or her bonus were achieved for fiscal year 2012 were as follows:

	Target Cash Bonus as a % of Base Salary(1)
Name	Target	Maximum
R. Stephen Stagner	50%	100%
Stephen G. Fendrich	50%	100%
Jim R. Black	50%	100%
Karrie Forbes	35%	70%
Bruce Levy(2)	35%	70%

(1)
Each of Messrs. Stagner, Fendrich and Black's target and maximum percentages are established by the terms of his respective employment agreement, and each of Mr. Levy's and Ms. Forbes' target percentage is established by the terms of his or her respective letter agreement, in each case as described below.

(2)
Mr. Levy's target percentage was increased from 25% to 35%, effective September 2012.

        Our Compensation Committee determines the performance criteria applicable to our annual bonuses. The Compensation Committee, after consultation with the CEO and CFO, set the fiscal year 2012 Adjusted EBITDA target at a level it believed was both challenging and achievable. By establishing a target that was challenging, the Compensation Committee believed that the performance of our employees, and therefore our performance, would be maximized. By setting a target that was also achievable, the Compensation Committee believed that employees would remain motivated to perform at the high level required to achieve the target. In September 2012, the Compensation Committee adjusted the Adjusted EBITDA goals for fiscal year 2012 to address the acquisitions completed by the Company during fiscal year 2012 and to give effect to the EBITDA contributions of those acquisitions. The Adjusted EBITDA goals for fiscal year 2012, as adjusted in September 2012, and their commensurate payouts are detailed in the chart below. Bonus payouts are interpolated when performance falls between the discrete points shown. The Compensation Committee had the authority to adjust the final bonus payouts in their discretion, but did not exercise such authority during fiscal year 2012.

	Below Threshold	Threshold	Target	Maximum	FY2012 Actual
Adjusted EBITDA	<$113 million	$113 million	$125 million	$136 million	$121 million
Bonus Payout as a % of Target Cash Bonus	No bonus	0%	100% of target	200% of target	66.4% of target

        At the conclusion of the fiscal year, Adjusted EBITDA results were calculated by our finance department and were presented to our Compensation Committee for review and approval. Actual

Adjusted EBITDA for fiscal year 2012 was $121 million, which was in excess of the threshold level, but below the target amount. As a result, the payout to Messrs. Stagner, Black, Fendrich and Levy and Ms. Forbes was 66.4% of their target cash bonus.

        In addition to the bonuses described above, the employment agreements for Messrs. Stagner, Black and Fendrich establish a supplemental bonus pool, whereby such executive officers are eligible to share with other members of the senior management of the Company in an incremental bonus pool of 10% of the actual amount of annual Adjusted EBITDA in excess of the annual Adjusted EBITDA maximum level target for each fiscal year that the executive officer is employed by us. For fiscal year 2012, the actual amount of annual Adjusted EBITDA of $121 million did not exceed the fiscal year 2012 maximum level Adjusted EBITDA target of $136 million, so no incremental bonus pool was established for fiscal year 2012.

        The actual bonuses paid to our named executive officers with respect to fiscal year 2012 are set forth in the "Summary Compensation Table" below.

  Long-Term Stock-Based Incentive Arrangements

        In connection with the IPO, the Company established the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan, or the "Omnibus Plan," for grants of all equity-based awards in connection with or after the IPO. The primary goals of the Omnibus Plan are to align the interests of our directors, executive officers and other key employees with the interests of our shareholders and to encourage executive retention through the use of both service-based and performance-based vesting requirements. While outstanding equity awards and directly-held equity interests will not reduce other elements of executive officer compensation, the Compensation Committee believes that the aggregate percentage of compensation that is tied to long-term stock performance should remain relatively stable from year to year. No equity-based awards were granted to our named executive officers in fiscal year 2012, in part due to the number of outstanding equity-based awards and shares of common stock directly held by our named executive officers.

  Employment and Severance Arrangements

        We have entered into employment agreements with Messrs. Stagner, Black and Fendrich and letter agreements with Mr. Levy and Ms. Forbes. The employment agreements with Messrs. Stagner, Black and Fendrich were amended and restated, effective September 14, 2011, to extend the terms of such agreements through the end of fiscal year 2014, and, effective upon the consummation of the IPO, to increase the annual base salaries of Messrs. Stagner, Black and Fendrich to the amounts set forth above. The letter agreement with Ms. Forbes was amended and restated, effective January 15, 2012, to increase her annual base salary to the amount set forth above. None of the agreements provide for any tax gross-ups on severance payments nor provided for any payments upon a change-in-control. The material terms of these arrangements are summarized below.

  •
  Employment Agreement with Mr. Stagner.  Mr. Stagner is a party to an amended and restated employment agreement, effective September 14, 2011, under which he is entitled to receive an annual base salary of $500,000 and is eligible for an annual target cash bonus. His employment agreement also provides, in very limited circumstances, for an automatic annual cost of living adjustment to his base salary on February 1 of each year. No cost of living adjustment was required on February 1, 2012 or February 1, 2013. The agreement also provides for certain payments and benefits to be provided upon a qualifying termination of Mr. Stagner's employment, as described below under "Potential Payments Upon Termination or Change of Control." In addition, the agreement provides that the term of his employment will be automatically extended for subsequent one-year terms, unless three (3) months notice of non-renewal is provided by either the Company or Mr. Stagner.

  •
  Employment Agreements with Messrs. Fendrich and Black.  Messrs. Fendrich and Black are each a party to an employment agreement, effective September 14, 2011, under which each is entitled to receive an annual base salary of $350,000 and is eligible for an annual target cash bonus. The employment agreements also provide, in very limited circumstances, for an automatic annual cost of living adjustment to the executive officer's base salary on February 1 of each year. No cost of living adjustment was required on February 1, 2012 or February 1, 2013. Each agreement also provides for certain payments and benefits to be provided upon a qualifying termination of Messrs. Fendrich's or Black's employment, as described below under "Potential Payments Upon Termination or Change of Control." In addition, each agreement provides that the term of Messrs. Fendrich's or Black's employment will be automatically extended for subsequent one-year terms, unless three (3) months notice of non-renewal is provided by either the Company or Messrs. Fendrich or Black, as applicable.

  •
  Letter Agreement with Ms. Forbes.  Ms. Forbes is a party to an offer letter agreement with the Company, effective January 15, 2012, under which she is entitled to receive an annual base salary of $230,000. The agreement also provides that Ms. Forbes is eligible for an annual target cash bonus. Ms. Forbes is entitled to certain payment upon a qualifying termination of her employment, as described below under "Potential Payments Upon Termination or Change of Control." Under this letter agreement, Ms. Forbes is an at-will employee.

  •
  Letter Agreement with Mr. Levy.  Mr. Levy is a party to an offer letter agreement with the Company, effective December 10, 2008, under which he is entitled to receive an annual base salary of $225,000. The agreements also provide that Mr. Levy is eligible for an annual target cash bonus. Mr. Levy is not entitled to payments upon a termination of employment, however, he would be eligible to receive up to six months' salary upon termination of employment by the Company pursuant to our severance policy. Under this letter agreement, Mr. Levy is an at-will employee.

  Retirement and Welfare Benefits

        We maintain a retirement savings plan, which is a 401(k) defined contribution plan (the "401(k) Plan"), for the benefit of all eligible employees, including our named executive officers (on the same basis as all eligible employees). The 401(k) Plan provides for an annual match of 33 1/3% of contribution amounts up to the IRS-imposed plan maximums.

        In addition to the 401(k) Plan, we sponsor the Executive Nonqualified Excess Plan, an unfunded, unsecured nonqualified deferred compensation plan under which certain management employees may elect to defer a percentage or specific dollar amount of their compensation until a later date. We offer this plan because it facilitates retirement savings and provides financial flexibility for our key employees. While the Company may, at its discretion, provide matching and profit-sharing contributions under the Executive Nonqualified Excess Plan, we have not, as of this time, elected to make any such contributions.

        We also provide our eligible employees, including our named executive officers, with medical, dental and vision coverage, life and accidental death and dismemberment insurance, short-term and long-term disability insurance and the opportunity to enroll in our flexible spending account program.

  Executive Perquisites

        We provide limited executive perquisites, including Company payment of medical, dental and vision premiums for certain named executive officers, as well as provision and payment of separate life and disability insurance policies for Messrs. Stagner, Black and Fendrich and payment of relocation expenses for Messrs. Fendrich and Levy. The costs associated with all perquisites are included in the "Summary Compensation Table" below.

Risk Assessment of Compensation Policies and Practices

        Our Board and our Compensation Committee have considered whether the risks arising from our compensation practices or policies are reasonably likely to have a materially adverse effect on the Company. We believe that the structure of our compensation programs does not incentivize unnecessary or excessive risk-taking. Our policies and practices include the following risk-mitigating characteristics: our compensation programs are generally administered by our Compensation Committee; there is an annual cap on the amount of bonuses that may be paid to our executive officers and other employees; the performance goals upon which annual bonuses are paid are approved by our Compensation Committee and our Board; bonus amounts are only paid after the performance is certified by our Compensation Committee after receiving input from our finance department following a review of our audited financials; and our equity awards are subject to multi-year vesting and the ultimate value of such awards is tied to the Company's long-term stock price performance. As a result of this review, the Company does not believe that our compensation policies and practices create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company. In addition, we have adopted an insider trading policy that generally prohibits insiders from pledging shares of our common stock, engaging in short sales of our common stock or any hedging of their ownership of our common stock.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code, or "Section 162(m)," disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain of its executive officers, other than its chief financial officer, unless such compensation qualifies as performance-based under such section. As we were not publicly traded prior to the IPO, neither our Compensation Committee nor the Board of Managers had previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. At such time as we are subject to the deduction limitations of Section 162(m), we expect that our Compensation Committee will consider the deductibility of compensation, but may, in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

        Our Compensation Committee, in connection with decisions that relate to our equity incentive award plans and programs, considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align the accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation of Named Executive Officers

        The tables in the following sections provide information required by the SEC regarding compensation paid to or earned by our named executive officers.

Summary Compensation Table

        The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us or our then-sole stockholder, Mattress Holdings, LLC in fiscal years 2010, 2011 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(f)	Total ($)
R. Stephen Stagner	2010		$395,000	—	—	$102,168	$13,267	$510,435
President and Chief	2011		$424,940	—	$1,477,620	$606,100	$19,989	$2,528,649
Executive Officer	2012		$500,000	—	—	$166,002	$22,922	$688,924
Stephen G. Fendrich	2010	(e)	$125,625	$57,500	—	$48,424	$14,546	$246,095
Chief Strategy Officer	2011		$330,016	—	$738,810	$435,000	$58,235	$1,562,061
	2012		$350,000	—	—	$116,202	$63,593	$529,795
Jim R. Black	2010		$285,500	—	—	$72,923	$16,441	$374,864
Executive Vice President,	2011		$301,958	—	$738,810	$464,900	$15,894	$1,521,562
Chief Financial Officer and	2012		$350,000	—	—	$116,202	$16,959	$483,161
Treasurer
Bruce Levy	2010		$234,000	—	—	$32,556	$3,786	$270,342
Executive Vice President,	2011		$239,900	—	$299,829	$17,950	$19,635	$577,314
Real Estate and	2012		$239,900	—	—	$45,798	$34,737	$320,435
Construction
Karrie Forbes	2010		$200,000	—	—	$34,325	$4,019	$238,344
Executive Vice President,	2011		$207,569	—	$429,813	$158,785	$8,794	$804,961
Marketing and	2012		$250,000	—	—	$56,552	$10,194	$316,746
Merchandising

(a)
Amounts shown in this column are not reduced to reflect any deferrals under the Executive Nonqualified Excess Plan (our nonqualified deferred compensation plan) or the 401(k) Plan.

(b)
Amounts shown in the column reflect the fair value of Class B Unit awards on their grant date. Class B Units represented interests in our then-sole stockholder, Mattress Holdings, LLC. The underlying valuation assumptions for Class B Unit awards are further discussed in Note 14 to the consolidated financial statements for fiscal year 2012 (the "2012 Financials"), which are included in our 2012 Annual Report.

(c)
Amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. The underlying valuation assumptions for stock option awards are further discussed in Note 14 to the 2012 Financials, which are included in the 2012 Annual Report.

(d)
Amounts shown in this column represent the named executive officer's annual bonus payment. For each named executive officer, the annual bonus is based solely on achievement of the Company's Adjusted EBITDA target. Bonus amounts for fiscal year 2011 also include a portion of the incremental bonus pool of 10% of the Company's actual Adjusted EBITDA over the Company's Adjusted EBITDA maximum level target. Bonus amounts are not reduced to reflect any deferrals under the Executive Nonqualified Excess Plan or the 401(k) Plan. See "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements".

(e)
Mr. Fendrich joined the Company as Chief Strategy Officer on September 24, 2010. The amounts shown for Mr. Fendrich during fiscal year 2010 reflect his compensation for the portion of fiscal year 2010 during which he was employed by the Company.

(f)
Amounts shown in the "All Other Compensation" column include the following items, as applicable to each named executive officer, for fiscal years 2010, 2011 and 2012: Company-paid premiums for life and disability insurance and health coverage, Company contributions to the 401(k) Plan, relocation and temporary housing expenses.

All Other Compensation Table

Name	Year	Company-Paid Premiums for Life and Disability Insurance ($)	Company-Paid Premiums for Health Coverage ($)	Company Contributions to 401(k) Plan ($)(a)	Relocation Expenses ($)		Total ($)
R. Stephen Stagner	2010	$2,672	$10,595	—	—		$13,267
	2011	$2,628	$11,862	$5,499	—		$19,989
	2012	$3,009	$14,247	5,666	—		$22,922
Stephen G. Fendrich	2010	$48	$515	—	$13,983	(b)	$14,546
	2011	$6,862	$11,862	$583	$38,928	(c)	$58,235
	2012	$8,496	$13,258	$3,333	$38,506	(d)	$63,593
Jim R. Black	2010	$5,385	$11,056	—	—		$16,441
	2011	$1,999	$8,396	$5,499	—		$15,894
	2012	$2,411	$8,882	$5,666	—		$16,959
Bruce Levy	2010	$48	$3,738	—	—		$3,786
	2011	$48	$6,978	—	$12,609	(e)	$19,635
	2012	$48	$7,179	—	$27,510	(f)	$34,737
Karrie Forbes	2010	$48	$3,971	—	—		$4,019
	2011	$48	$3,941	$4,805	—		$8,794
	2012	$48	$4,480	$5,666	—		$10,194

(a)
Amounts shown reflect the Company's matching contributions to the named executive officer's 401(k) Plan account. The 401(k) Plan provides for an annual match of 33 1/3% of contribution amounts.

(b)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Fendrich's relocation to Houston, Texas, including temporary housing expenses of $8,400, and a "gross-up" of $5,583 to cover taxes on his temporary housing expenses.

(c)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Fendrich's relocation to Houston, Texas, including temporary housing expenses of $25,600, and a "gross-up" of $13,328 to cover taxes on his temporary housing expenses.

(d)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Fendrich's relocation to Houston, Texas, including temporary housing expenses of $25,200, and a "gross-up" of $13,306 to cover taxes on his temporary housing expenses.

(e)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Levy's relocation to Houston, Texas, including temporary housing expenses of $8,550, and a "gross-up" of $4,059 to cover taxes on his temporary housing expenses.

(f)
Amount shown reflects reimbursement of relocation expenses in connection with Mr. Levy's relocation to Houston, Texas, including temporary housing expenses of $18,675, and a "gross-up" of $8,835 to cover taxes on his temporary housing expenses.

Grants of Plan-Based Awards Table

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal year 2012.

GRANTS OF PLAN-BASED AWARDS TABLE

										All other option awards: number of securities underlying options (#)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/Share)
												Grant date fair value of awards ($)
Name			Grant Date	Threshold ($)(c)	Target ($)(c)	Maximum ($)(c)	Threshold (#)	Target (#)	Maximum (#)
R. Stephen Stagner	Bonus	(a)	—	—	$250,000	$500,000	—	—	—	—	—	—
Stephen G. Fendrich	Bonus	(a)	—	—	$175,000	$350,000	—	—	—	—	—	—
Jim R. Black	Bonus	(a)	—	—	$175,000	$350,000	—	—	—	—	—	—
Bruce Levy	Bonus	(b)	—	—	$83,965	$167,930	—	—	—	—	—	—
Karrie Forbes	Bonus	(b)	—	—	$87,500	$175,000	—	—	—	—	—	—

(a)
Non-equity incentive plan compensation for Messrs. Stagner, Fendrich and Black is determined and paid in accordance with the terms of their respective employment agreements, and is based on achievement of Company performance targets relating to the Company's Adjusted EBITDA that were approved by the Compensation Committee.

(b)
Non-equity incentive plan compensation for Mr. Levy and Ms. Forbes is determined and paid in accordance with the terms of their respective letter agreements, as further adjusted by the Compensation Committee, and is based on achievement of Company performance targets relating to the Company's Adjusted EBITDA that were approved by the Compensation Committee.

(c)
These amounts represent threshold, target and maximum bonus opportunities for each of the named executive officers. As described above under "—Compensation Discussion and Analysis—Elements of Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements," for fiscal year 2012, the Adjusted EBITDA threshold was $113 million. If the Company's Adjusted EBITDA was equal to or less than $113 million, no bonus would be paid to the executive officers. Once the threshold is satisfied, the actual payout amount is a function of the amount by which the threshold is exceeded up to the maximum amount, calculated by linear interpolation within that range. The maximum amount does not reflect the potential of any supplemental bonus pool, whereby our executive officers are eligible to share in an incremental bonus pool of 10% of the actual amount of annual Adjusted EBITDA in excess of the annual Adjusted EBITDA maximum level target, as the supplemental bonus pool is not subject to a maximum cap. The actual amount of the bonus earned by each named executive officer for fiscal year 2012 is reported in the "Summary Compensation Table" under the heading "Non-Equity Incentive Plan Compensation." For a description of the supplemental bonuses and performance targets relating to the Company's bonus opportunities for fiscal year 2012, please refer to "—Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements" above.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

        Each of our named executive officers is party to an employment agreement (in the cases of Messrs. Stagner, Fendrich and Black) or a letter agreement (in the cases of Mr. Levy and Ms. Forbes), each of which provides for a base salary and other benefits, as described above in "—Compensation Discussion and Analysis." All of our named executive officers are eligible to participate in our Executive Nonqualified Excess Plan (our nonqualified deferred compensation plan) and our benefit plans and programs.

        Our named executive officers were also eligible to receive bonuses based on the Company's achievement of an Adjusted EBITDA target for fiscal year 2012, as described above under "—Compensation Discussion and Analysis—Elements of Executive Officer Compensation—Bonus and Short-Term Incentive Arrangements" and "—Compensation of Named Executive Officers—Grants of Plan-Based Awards Table". For fiscal year 2012, the Adjusted EBITDA target was set by the Compensation Committee, after consultation with our CEO, CFO and CSO, in April 2012. The Compensation Committee revised the Adjusted EBITDA target in September 2012 to give effect to the acquisitions that the Company had completed and further expected to complete in fiscal year 2012. If the revised Adjusted EBITDA target was achieved, Messrs. Stagner, Fendrich and Black were each entitled to receive a target bonus equal to 50% of his base salary, and Mr. Levy and Ms. Forbes were each entitled to receive a target bonus equal to 35% of his or her base salary. If the Company achieved between 0% and 100% of the revised Adjusted EBITDA target above the threshold, the cash bonus would be determined by linear interpolation between the target percentages described above. If the

Company achieved greater than 100% of the annual Adjusted EBITDA target, each named executive officer had the opportunity to receive a bonus of up to two times his or her respective target cash bonus.

        In addition to the bonuses described above, our named executive officers are eligible to share with other members of the senior management of the Company in an incremental bonus pool of 10% of the actual amount of annual Adjusted EBITDA in excess of the annual Adjusted EBITDA maximum level target. The maximum level was not satisfied in fiscal year 2012 so no incremental bonus was paid.

        We believe that the majority of our named executive officers' total compensation should be tied to variable, performance-based compensation, weighted equally between an annual cash bonus incentive, which encourages profitable and significant performance over the prior year, and periodic long-term equity awards, which focus on long-term performance objectives. Our equity awards are further split between service-based and performance-based vesting to further balance stability and retention with our continued growth and performance philosophy. From time to time, we expect that our actual practice may necessarily deviate from this overall philosophy, as the Compensation Committee will consider outstanding equity interests of our executive officers and the timing of equity awards when determining whether new equity grants should be made in a fiscal year and, if so, the size of such grants. As an example, for fiscal year 2012, fixed, guaranteed compensation (i.e. base salary) represented approximately 72.6% of total actual compensation for Mr. Stagner, and approximately 66.1% to 79.7% of total actual compensation for our other named executive officers. This apparent deviation from our overall compensation philosophy is due in part to the number of outstanding equity-based awards held by our named executive officers and the substantial number of shares of common stock received by our named executive officers upon the distribution of shares of our common stock that were previously held by Mattress Holdings, LLC (our sole pre-IPO stockholder) in September 2012. Additionally, as the outstanding equity awards were granted in connection with our IPO, which occurred late in fiscal year 2011, the Compensation Committee determined that a subsequent grant in fiscal year 2012 would be too close in time to have a meaningful impact on the performance and retention of our executive officers. The Compensation Committee believes that a substantial portion of the long-term compensation of our named executive officers remains tied to Company performance and, therefore, no additional long-term equity awards were appropriate in fiscal year 2012.

        The remainder of our executive officer compensation is comprised of fixed, guaranteed compensation (i.e. base salary) in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions, as well as to provide our executive officers with a secure environment that will encourage them to take well-informed risks for the benefit of our Company and our stockholders. Our Company continues to follow an aggressive growth philosophy, whether through acquisitions or organic growth, and management must balance the pursuit of that philosophy with continued profitability and compliance with new regulations and requirements, such as the obligations of operating as a publicly-traded company. To minimize the distractions of our executive officers and encourage them to remain focused, we believe it is necessary to provide a stable income stream at a competitive level.

        We expect that as we continue to grow as a publicly-traded company, a greater emphasis will be placed on long-term performance-based incentives, primarily in the form of equity-based awards. As a result, grants of equity-based awards may be made on a regular, annual basis, which we believe will better reflect our overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year End Table

        The following table summarizes the number of stock options for each named executive officer as of January 29, 2013, the last day of fiscal year 2012. Stock options were granted by the Company under our Omnibus Plan and represent options to purchase common stock of the Company. No named executive officer holds any unvested stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

			OPTION AWARDS
Name	Grant Date(a)	Equity Class	Number of Securities Underlying Unexercised Options— Exercisable (#)(b)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(c)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)
R. Stephen Stagner	11/17/2011	—	39,137	134,803	—	$19.00	11/17/2021
Stephen G. Fendrich	11/17/2011	—	19,568	67,402	—	$19.00	11/17/2021
Jim R. Black	11/17/2011	—	19,568	67,402	—	$19.00	11/17/2021
Bruce Levy	11/17/2011	—	7,941	27,354	—	$19.00	11/17/2021
Karrie Forbes	11/17/2011	—	11,384	39,212	—	$19.00	11/17/2021

(a)
Reflects stock options granted under the Omnibus Plan that are subject to service-based vesting conditions and stock options granted under the Omnibus Plan that are subject to performance-based vesting conditions for which the performance conditions have been satisfied at the end of the fiscal year. Such service-based stock options vest in equal annual installments over five years beginning on the first anniversary of the grant date, and the performance-based stock options are subject to a four-year performance-based vesting schedule beginning on the first anniversary of the grant date, with such performance vesting tied to specified stock price increase targets.

(b)
Reflects stock options with service-based vesting conditions that vested on November 17, 2012 and stock options with performance-based vesting conditions that vested at the end of the 2012 fiscal year.

(c)
Reflects stock options that are subject to service-based vesting conditions or performance-based vesting conditions in the future.

(d)
Reflects stock options that were subject to performance-based vesting conditions measured at the end of fiscal year 2012, which were not satisfied.

(e)
The exercise price of stock options is the fair market value of a share of our common stock on the grant date. The exercise price for the stock options granted on November 17, 2011 was $19.00 per share, and was determined based on the per share offering price of our common stock in the IPO. No stock options have been granted to the named executive officers since the IPO.

(f)
All stock options have a ten-year term.

Option Exercises and Stock Vested Table

        No named executive officer exercised stock options during fiscal year 2012 and no stock awards vested during fiscal year 2012.

Non-Qualified Deferred Compensation Table

        The following table shows the amounts held by our named executive officers under the Company's Executive Nonqualified Excess Plan, our non-qualified deferred compensation plan, for fiscal year 2012.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of Fiscal Year 2011 ($)
R. Stephen Stagner	$49,810	—	$36,495	—	$283,606
Stephen G. Fendrich	—	—	—	—	—
Jim R. Black	—	—	$7,099	—	111,561
Bruce Levy	—	—	—	—	—
Karrie Forbes	$44,761	—	$17,420	—	$7,731

(a)
All amounts deferred by the named executive officers for fiscal year 2012 have also been reported in the "Summary Compensation Table" above.

(b)
No Company contributions or credits were made into this plan for fiscal year 2012.

(c)
Reflects market-based earnings on amounts credited to participant's accounts under the plan.

        The Executive Nonqualified Excess Plan is an unfunded, unsecured nonqualified deferred compensation plan under which certain management employees may elect to defer all or a portion of their base salaries and annual bonuses until a specified date or event. All amounts credited to a participant's account under the plan are notionally invested in mutual funds or other investments available in the market.

        Under the Executive Nonqualified Excess Plan, participants are 100% vested in their elective deferrals at all times and become 100% vested in Company contributions upon attainment of age 55, a change of control, or the participant's death or disability. Company contributions vest on a graded schedule beginning with 20% after a participant has completed three years of service, and 20% in each year thereafter until the participant is 100% vested after completing seven years of service. Distributions will occur upon the earliest of (a) a participant's separation from service, (b) the disability of a participant, (c) the death of a participant, (d) a change in control event, or (e) an unforeseeable emergency. In certain instances, a participant may designate certain deferrals as "in-service" or "education" credits, which would permit the participant to receive a distribution of such amount on a specified date. Plan assets are held within a rabbi trust and the Company is restricted from accessing the assets.

Potential Payments Upon Termination or Change in Control

        Each of our named executive officers, other than Mr. Levy, is entitled to receive certain benefits upon a qualifying termination of employment. Mr. Levy is not entitled to receive any severance benefits upon a termination of employment except as provided in our severance policy, which permits the payment of up to six months' salary to certain executive leaders, including Mr. Levy, upon termination of employment by the Company. The benefits that Messrs. Stagner, Fendrich and Black are entitled to receive upon a termination of employment are set forth in their respective employment agreements. The benefits that Ms. Forbes is entitled to receive upon a termination of employment are set forth in her offer letter agreement.

        The following table summarizes the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control of the Company, assuming that each named executive officer's termination of employment or a change in control occurred on January 29, 2013, the last business day of our 2012 fiscal year.

 Potential Payment Upon Termination or Change in Control

Named Executive Officer	Benefit	Change of Control ($)(c)	Without Cause or For Good Reason ($)(d)	Non-Renewal (by Company) ($)(d)	Death ($)(d)	Disability ($)(d)
R. Stephen Stagner	Cash Severance(a)	—	$900,000	$900,000	$900,000	$900,000
	Health/Welfare(b)	—	$25,454	$25,454	$25,454	$25,454
Stephen G. Fendrich	Cash Severance(a)	—	$350,000	$262,500	$350,000	$350,000
	Health/Welfare(b)	—	$16,968	$16,968	$16,968	$16,968
Jim R. Black	Cash Severance(a)	—	$525,000	$525,000	$525,000	$525,000
	Health/Welfare(b)	—	$14,807	$14,807	$14,807	$14,807
Bruce Levy	Cash Severance(a)	—	$119,500	—	—	—
	Health/Welfare(b)	—	—	—	—	—
Karrie Forbes	Cash Severance(a)	—	$125,000	—	—	—
	Health/Welfare(b)	—	—	—	—	—

(a)
The cash severance for Messrs. Stagner, Fendrich and Black is determined under their respective employment agreements. The cash severance for Ms. Forbes is determined pursuant to her letter agreement. The cash severance for Mr. Levy is based upon our severance policy, which permits the payment of up to six months' salary to certain executive leaders, including the named executive officers, upon termination of employment by the Company. The amounts in the table above do not include any annual bonus that was earned by its terms as of the last day of fiscal year 2012. For a description of the employment agreements for Messrs. Stagner, Fendrich and Black, please see "—Compensation Discussion and Analysis—Elements of Executive Officer Compensation—Employment and Severance Agreements" above.

(b)
These figures are based upon COBRA premium rates for medical and dental coverage in effect at the end of fiscal year 2012.

(c)
Neither the employment agreements nor the letter agreement provide for payment of benefits solely in the event of a change of control.

(d)
For a discussion of each named executive officer's benefits in the event of a termination of employment due to the reason specified in the heading of each column, please see below. With respect to a termination due to disability, Messrs. Stagner, Fendrich and Black are, pursuant to their respective employment agreements, also entitled to continuation of disability insurance coverage to the extent necessary to continue benefits that the executive became entitled to receive prior to the termination of his employment with the Company. These benefits have not been quantified for purposes of this table.

Termination by the Company for Cause or Resignation by Executive Without Good Reason

        Upon termination of employment by the named executive officer other than for good reason, or by the Company for cause, each named executive officer is only entitled to receive earned but unpaid base salary and any accrued and unpaid benefits pursuant to our employee benefit plans or programs in which the executive officer participates on his or her last day of employment ("Accrued Compensation").

Termination by Company Without Cause or Resignation by Executive for Good Reason

        In accordance with the employment agreements of Messrs. Stagner, Fendrich and Black, if the named executive officer's employment is terminated without cause (as such term is defined in their respective agreements) or the named executive officer terminates his employment for good reason (as such term is defined in their respective agreements), then the named executive officer is, subject to his compliance with post-termination obligations relating to confidentiality, intellectual property, non-competition and non-solicitation, entitled to the following:

  •
  For Messrs. Stagner and Black:

  •
  Eighteen months' salary continuation;

  •
  Eighteen months' continuation of medical and dental coverage (unless and until he becomes covered by another employer's medical and dental plans);

  •
  If such termination or resignation is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus ("Accrued Bonus Payment"); and

  •
  Accrued Compensation.

  •
  For Mr. Fendrich:

  •
  Twelve months' salary continuation;

  •
  Twelve months' continuation of medical and dental coverage (unless and until he becomes covered by another employer's medical and dental plans);

  •
  Accrued Bonus Payment; and

  •
  Accrued Compensation.

        In accordance with Ms. Forbes' letter agreement, if Ms. Forbes' employment is terminated by the Company without cause, she is entitled to six months' salary continuation together with any Accrued Compensation. Although not specified in his letter agreement, in accordance with our severance policy, if Mr. Levy's employment is terminated by the Company without cause, he is entitled to up to six months' salary continuation together with any Accrued Compensation.

Termination Due to Death or Disability

        Upon termination of Messrs. Stagner, Fendrich or Black's employment due to death, the estate of such named executive officer will be entitled to the executive officer's Accrued Compensation and Accrued Bonus Payment.

        In addition, if Messrs. Stagner, Fendrich or Black's employment is terminated due to death, his estate will also be entitled to eighteen months' salary continuation, in the cases of Messrs. Stagner or Black, and twelve months' salary continuation, in the case of Mr. Fendrich.

        Upon termination due to disability, Messrs. Stagner, Fendrich and Black will each be entitled to Accrued Compensation, Accrued Bonus Payment, and to the following amounts:

  •
  Salary continuation (less the amount that the executive officer receives pursuant to any Company-sponsored long-term disability insurance policy) for eighteen months for Messrs. Stagner and Black and twelve months for Mr. Fendrich;

  •
  Premiums for medical and dental coverage for eighteen months for Messrs. Stagner and Black and twelve months for Mr. Fendrich; and

  •
  Continuation of disability insurance coverage to the extent necessary to continue benefits that the executive officer became entitled to receive prior to the termination of his employment with the Company.

        Mr. Levy and Ms. Forbes are not entitled to any termination payments under these circumstances, other than Accrued Compensation.

 Termination Due to Non-Renewal of Term

        The employment agreements of Messrs. Stagner, Fendrich and Black provide that the term of their employment will be automatically extended for subsequent one-year terms, unless three months' written notice of non-renewal is provided by either the Company or the named executive officer. If Messrs. Stagner or Black provides such notice to us, he is only entitled to Accrued Compensation. If Mr. Fendrich provides such notice to us, he is entitled to Accrued Compensation and the Accrued Bonus Payment. However, if the Company provides such notice to the named executive officer, the named executive officer is entitled to the following:

  •
  Messrs. Stagner and Black are entitled to the benefits to which they would be entitled if the Company terminated such executive officer's employment without cause, or if they resigned for good reason, as described above in "—Termination by Company Without Cause or Resignation by Executive for Good Reason".

  •
  Mr. Fendrich is entitled to the following benefits:

  •
  Nine months' salary continuation;

  •
  Nine months' continuation of medical and dental coverage (unless and until he becomes covered by another employer's medical and dental plans);

  •
  Accrued Bonus Payment; and

  •
  Accrued Compensation.

Restrictive Covenants

        Under the terms of their respective agreements and letter agreements, each named executive officer has agreed to confidentiality obligations during and after employment. Under their employment agreements and letter agreements, each named executive officer has also agreed to the following:

  •
  Messrs. Stagner and Black have agreed to non-competition and non-solicitation obligations for eighteen months following employment termination.

  •
  Messrs. Fendrich and Levy and Ms. Forbes have agreed to non-competition and non-solicitation obligations for twelve months following employment termination.

DIRECTOR COMPENSATION

        Under our independent director compensation policy, which was approved by our Board on January 27, 2012 and amended on November 1, 2012, each member of our Board who meets all of the applicable independence requirements set forth therein (including the heightened independence standards applicable to audit committee members under the NASDAQ Rules) is eligible to receive compensation for his or her services as a director as set forth below. Currently, only Messrs. Eitel, Fortunato and Tinsey are eligible to receive compensation under the policy.

  •
  Base Compensation.  Each independent director receives an annual retainer of $40,000, payable in four equal installments at the beginning of each fiscal quarter for services provided to our Board. Directors do not receive payment (calculated on a pro rata basis) in respect of any fiscal quarter during which they did not serve as a director for the full quarterly period.

  •
  Committees.  Each independent director who serves as a chair of any committee of our Board shall receive an additional annual retainer of $5,000, and each independent director who is a member of the Audit Committee receives an additional annual retainer of $5,000, in each case payable at the beginning of each fiscal year.

  •
  Reimbursement of Travel and Other Expenses.  Each independent director is reimbursed for his ordinary and reasonable expenses in connection with attending meetings of our Board and any committee thereof on which he serves.

  •
  Restricted Stock Grants.  Each independent director receives an annual grant of restricted stock under the Omnibus Plan with a fair market value equal to $40,000. Subject to such director's continued service as an independent director, such restricted stock becomes fully vested on the first anniversary of the date of grant. Directors do not receive restricted stock (calculated on a pro rata basis) in respect of any fiscal quarter during which they did not serve as a director for the full quarterly period.

        Except for reimbursement for reasonable travel expenses relating to attendance at Board and committee meetings, directors who do not meet the criteria of our independent director compensation policy, such as employee directors (currently Mr. Stagner) and directors affiliated with J.W. Childs (currently Messrs. Childs, Fiorentino, Suttin and Watts), are not compensated for their services as directors.

        The following table summarizes compensation paid to each non-employee director during fiscal year 2012:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)
John W. Childs	—	—	—	—	$5,224	$5,224
Charles R. Eitel	$45,000	$49,828	—	—	$7,006	$101,834
David A. Fiorentino	—	—	—	—	$8,450	$8,450
Joseph M. Fortunato(d)	$22,500	$20,320	—	—	—	$42,820
Adam L. Suttin	—	—	—	—	$8,250	$8,250
Frederick C. Tinsey III	$50,000	$49,828	—	—	$12,240	$112,068
William E. Watts	—	—	—	—	$16,787	$16,787

(a)
Non-employee directors affiliated with J.W. Childs (currently Messrs. Childs, Fiorentino, Suttin and Watts) do not receive compensation for their services as directors other than reimbursement of reasonable travel expenses.

(b)
Non-employees directors are not eligible to participate in the Company's non-equity incentive plans.

(c)
Refers to reimbursement of reasonable travel expenses.

(d)
Mr. Fortunato became a director of the Company on October 10, 2012. The cash and stock amounts are pro rated to reflect the portion of fiscal year 2012 during which he served as a director.

 AUDIT COMMITTEE MATTERS

        The Audit Committee Report below shall not be deemed to be "soliciting material" or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

 Audit Committee Report

        This report is furnished by the Company's Audit Committee with respect to the Company's financial statements for fiscal year 2012.

        The Company's management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and for issuing a report on its audit. The Audit Committee oversees and monitors the Company's management and the independent registered public accounting firm throughout the financial reporting process.

        In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company's audited financial statements for fiscal year 2012. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the Company's fiscal year 2012. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that Grant Thornton LLP may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors' independence and has discussed this with Grant Thornton LLP.

        Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2012 be included in the 2012 Annual Report. Such report was filed with the SEC on April 1, 2013.

        The Audit Committee has appointed Grant Thornton LLP as the independent registered accounting firm of the Company for fiscal year 2013 and intends to submit such recommendation to the Company's stockholders for ratification (but not for approval) at the Company's 2013 Annual Meeting of Stockholders.

Submitted by the Audit Committee
Frederick C. Tinsey III, Chair
Charles R. Eitel
Joseph M. Fortunato

 Independent Registered Public Accounting Firm

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, Grant Thornton LLP, in each of the last two fiscal years:

Type of Fee	Year Ended January 31, 2012	Year Ended January 29, 2013
Audit Fees	$789,050	$940,674
Audit-Related Fees	$48,000	$24,500
Tax Fees	—	—
All Other Fees	—	—

        In making its determination regarding the independence of Grant Thornton LLP, the Audit Committee considered whether the provision of the services covered in the section entitled "Audit-Related Fees," which consisted primarily of fees related to the Company's benefit plan audit and acquisition-related due diligence, was compatible with maintaining such independence. All of the work performed by Grant Thornton LLP was performed by full-time employees of the firm.

        The retention of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. The Audit Committee also regularly evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. The Audit Committee receives periodic updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee.

Audit Committee Pre-Approval Policy

        The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding beneficial ownership, as of April 5, 2013, of outstanding shares of common stock by:

  •
  each person or group known to the Company to own more than 5% of the aggregate number of the Company's common stock;

  •
  each member of the Board and each of its named executive officers; and

  •
  all of the Company's directors and executive officers as a group.

        Unless otherwise indicated below, the address for each listed director, officer and unit holder is 5815 Gulf Freeway, Houston, Texas, 77023. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. To the Company's knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. On April 5, 2012, 33,832,430 shares of common stock were outstanding.

	Company Common Stock Beneficially Owned
Name and Address of Beneficial Owner	#	%
Beneficial Owners of 5% or more of the Company's shares:
Investment funds associated with J.W. Childs(1)	18,105,470	53.5%
Pennant Capital Management, L.L.C.(2)	2,039,630	6.0%
Prudential Financial, Inc.(3)	2,039,065	6.0%
Jennison Associates LLC(4)	2,037,912	6.0%
Directors and Executive Officers:
Jim R. Black(5)	477,490	1.4%
John W. Childs(6)	—	—%
Charles R. Eitel	1,563	*
Stephen G. Fendrich(7)	254,952	*
David A. Fiorentino(8)	12,500	*
Karrie Forbes(9)	87,649	*
Joseph M. Fortunato	24,635	*
Bruce Levy(10)	38,924	*
R. Stephen Stagner(11)	1,313,828	3.9%
Adam L. Suttin(8)	12,500	*
Frederick C. Tinsey III	33,333	*
William E. Watts(8)	4,000	*
All executive officers and directors as a group (17 persons)(12)	2,395,154	7.1%

*
Indicates beneficial ownership of less than 1%

(1)
As reflected on the Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2013. Represents (i) 17,227,284 shares are indirectly owned by J.W. Childs Equity Partners III, L.P., a Delaware limited partnership, whose general partner is J.W. Childs Advisors III, L.P., and (ii) 878,186 shares are indirectly owned by JWC Fund III Co-Invest, LLC, a Delaware limited liability company, whose managing member is J.W. Childs. J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC hold their interest in the shares through JWC Mattress Holdings, LLC. J.W. Childs Associates, Inc. has voting and investment control of each of J.W. Childs Equity Partners III, L.P. and JWC Fund III Co-Invest, LLC and also manages

  JWC Mattress Holdings, LLC and, as a result, may be deemed to have indirect beneficial ownership of the securities held by JWC Mattress Holdings, LLC. Each of the J.W. Childs entities referenced above disclaims beneficial ownership of any securities other than the securities directly held by such entity.

(2)
As reflected on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013. Includes 2,039,630 shares deemed beneficially owned by Alan Fournier and Pennant Capital Management, L.L.C. Mr. Fournier and Pennant Capital Management, L.L.C. list their respective addresses as One DeForest Avenue, Suite 200, Summit, New Jersey 07901.

(3)
As reflected on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013. Represents (i) 2,037,912 shares of the Company's common stock directly held by Jennison Associates LLC, a subsidiary of Prudential Financial, Inc. and (ii) 1,153 shares of the Company's common stock directly held by Quantitative Management Associates LLC, a subsidiary of Prudential Financial, Inc. Each of the above-referenced entities lists its address as 751 Broad Street, Newark, New Jersey 07102-3777. According to such Schedule 13G, Prudential Financial, Inc. holds (i) sole voting power in respect of 188,588 shares of the Company's common stock; (ii) shared voting power in respect of 1,848,736 shares of the Company's common stock; (iii) sole dispositive power in respect of 188,588 shares of the Company's common stock; and (iv) shared dispositive power in respect of 1,850,477 shares of the Company's common stock.

(4)
As reflected on the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013. Jennison Associates LLC is a subsidiary of Prudential Financial, Inc., which entity also filed a Schedule 13G. Jennison Associates LLC lists its address as 466 Lexington Avenue, New York, New York 10017.

(5)
Includes unexercised options to purchase 19,568 shares of the Company's common stock that vested on November 17, 2012.

(6)
As Chairman and Chief Executive Officer of J.W. Childs and the sole shareholder of J.W. Childs Associates, Inc., John W. Childs may be deemed to have indirect beneficial ownership of the securities held by JWC Mattress Holdings, LLC, referenced above. Mr. Childs expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of his pecuniary interest therein.

(7)
Includes unexercised options to purchase 19,568 shares of the Company's common stock that vested on November 17, 2012.

(8)
Messrs. Fiorentino, Suttin and Watts are employees of J.W. Childs and, by virtue of this and the relationships described in note (1) above, may be deemed to share voting and dispositive power with respect to the 4,292,920 shares of the Company's common stock directly held by and the 15,937,988 shares of the Company's common stock corresponding to the equity interest in Mattress Holdings, LLC of J.W. Childs Mattress Holdings, LLC. Each of Messrs. Childs, Fiorentino, Suttin and Watts expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of his pecuniary interest therein.

(9)
Includes unexercised options granted to Ms. Forbes to purchase 11,384 shares of the Company's common stock that vested on November 17, 2012. Excludes 24,012 shares of the Company's common stock directly held by Matthew Forbes, Ms. Forbes' husband, and unexercised options granted to Ms. Forbes' husband to purchase 4,516 shares of the Company's common stock that vested on November 17, 2012, as to which Ms. Forbes disclaims beneficial ownership except to the extent of her pecuniary interest therein.

(10)
Includes unexercised options to purchase 7,941 shares of the Company's common stock that vested on November 17, 2012.

(11)
Includes unexercised options to purchase 39,137 shares of the Company's common stock that vested on November 17, 2012.

(12)
Includes unexercised options to purchase an aggregate of 114,837 shares of the Company's common stock that vested on November 17, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for fiscal year 2012.

Financial and Other Information

        As described above and in the Company's Notice of Internet Availability of Proxy Materials, the Company has made available to you the 2012 Annual Report at http://www.proxyvote.com. The 2012 Annual Report can also be accessed on the Internet at the SEC Filings section of the Investor Relations section of the Company's website, http://www.mattressfirm.com, and at the website of the SEC, http://www.sec.gov. The documents are also available without charge by requesting them in writing from Mattress Firm Holding Corp., 5815 Gulf Freeway, Houston, Texas 77023.

Proposals of Stockholders

Proposals to be included in the proxy statement.

        In order to be included in the Company's proxy materials for presentation at the 2014 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 as promulgated under the Exchange Act must be received by the Secretary of the Company at 5815 Gulf Freeway, Houston, Texas 77023, not less than 120 days prior to May 30, 2014 and must comply with the requirements of Rule 14a-8.

Other proposals (not to be included in the proxy statement)

        Under the Company's Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Pursuant to the Company's Amended and Restated Bylaws, if you wish to bring business before the 2014 Annual Meeting of Stockholders, you must give written notice thereof which must be received by the Secretary of the Company at 5815 Gulf Freeway, Houston, Texas 77023 not less than 90 days, nor more than 120 days prior to May 30, 2014. Proposals that do not comply with these notice provisions will not be considered at the 2014 Annual Meeting of Stockholders.

        A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the proposal desired to be brought before the annual meeting, (ii) the reasons for making the proposal at the annual meeting, (iii) the text of the proposal, (iv) the name and record address of the stockholder making such proposal and any other stockholder or affiliate on whose behalf the proposal is made, (v) the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder and any other stockholder or affiliate on whose behalf the proposal is made, (vi) a description of any Derivative Instruments directly or indirectly owned beneficially or of record by such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder and any other stockholder or affiliate on whose behalf the proposal is made, (vii) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, has a right to vote any securities of the Company, (viii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, is a general partner or beneficially owns an interest in a general partner, (ix) any performance-related fees (other than an asset-based fee) that such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, is entitled to based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments, (x) any other information relating to such stockholder, and any other stockholder or affiliate on whose behalf the proposal is made, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act, (xi) a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (xi) any material interest of the stockholder in the proposal and (xii) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law to carry the proposal. The Company does not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company's Amended and Restated Bylaws. See "Corporate Governance—Procedures for Stockholders to Recommend Director Nominees" for a discussion of the stockholder requirements for proposing director nominations. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0000173131_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Charles R. Eitel 02 David A. Fiorentino 03 Frederick C. Tinsey III MATTRESS FIRM HOLDING CORP. 5815 GULF FREEWAY HOUSTON, TX 77023 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2013. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000173131_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . MATTRESS FIRM HOLDING CORP. Annual Meeting of Stockholders May 30, 2013 8:00 AM This proxy is solicited by the Board of Directors. The shareholders hereby appoint R. Stephen Stagner and Jim R. Black, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATTRESS FIRM HOLDING CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:00 AM CDT on 05/30/2013, at 5815 Gulf Freeway, Houston, TX 77023, and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting or any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side